Prospectus Supplement No.1	Filed Pursuant to Rule 424(b) (3)
(to Prospectus dated December 19, 2008)	Registration No. 333-155722

Pennsylvania Real Estate Investment Trust

Distribution Reinvestment and Share Purchase Plan

This prospectus supplement contains a revised Schedule A to the prospectus dated December 19, 2008, Registration Number 333-155722, relating to the Pennsylvania Real Estate Investment Trust Distribution Reinvestment and Share Purchase Plan. The revised Schedule A to the prospectus restates in its entirety the Schedule A previously included as part of the prospectus. The revised Schedule A provides the expected dates relating to optional cash payments and share distribution reinvestments under the plan for 2011 and 2012, each as described in the prospectus.

If you would like to receive a copy of the entire prospectus, please call (215) 875-0735 or toll free (866) 875-0700, extension 50735. If you have any further questions regarding the plan, please contact us at:

Pennsylvania Real Estate Investment Trust

Attention: Investor Relations Department

The Bellevue

200 S. Broad Street, 3rd Floor

Philadelphia, PA 19102

The date of this prospectus supplement is December 9, 2010.

Schedule A

Optional Cash Payment Dates

2011 & 2012

Threshold Price and Discount Date Set	Optional Cash Payment Due Date	Pricing Period Commencement Date	Pricing Period Investment Date

February 4, 2011	February 8, 2011	February 9, 2011	February 25, 2011

March 4, 2011	March 8, 2011	March 9, 2011	March 24, 2011

April 4, 2011	April 6, 2011	April 7, 2011	April 25, 2011

May 4, 2011	May 6, 2011	May 9, 2011	May 24, 2011

June 6, 2011	June 8, 2011	June 9, 2011	June 24, 2011

July 6, 2011	July 8, 2011	July 11, 2011	July 26, 2011

August 4, 2011	August 8, 2011	August 9, 2011	August 24, 2011

September 7, 2011	September 9, 2011	September 12, 2011	September 27, 2011

October 5, 2011	October 7, 2011	October 10, 2011	October 25, 2011

November 4, 2011	November 8, 2011	November 9, 2011	November 28, 2011

December 6, 2011	December 8, 2011	December 9, 2011	December 27, 2011

January 4, 2012	January 6, 2012	January 9, 2012	January 24, 2012

February 6, 2012	February 8, 2012	February 9, 2012	February 27, 2012

March 5, 2012	March 7, 2012	March 8, 2012	March 23, 2012

April 4, 2012	April 9, 2012	April 10, 2012	April 26, 2012

May 4, 2012	May 8, 2012	May 9, 2012	May 24, 2012

June 5, 2012	June 7, 2012	June 8, 2012	June 25, 2012

July 5, 2012	July 9, 2012	July 10, 2012	July 25, 2012

August 6, 2012	August 8, 2012	August 9, 2012	August 24, 2012

September 5, 2012	September 7, 2012	September 10, 2012	September 25, 2012

October 4, 2012	October 8, 2012	October 9, 2012	October 24, 2012

November 5, 2012	November 7, 2012	November 8, 2012	November 26, 2012

December 4, 2012	December 6, 2012	December 7, 2012	December 24, 2012

January 4, 2013	January 8, 2013	January 9, 2013	January 24, 2013

Share Distribution Reinvestments (1)

Record Date	Investment Date (2)
February 28, 2011	March 15, 2011
June 1, 2011	June 15, 2011
September 1, 2011	September 15, 2011
December 1, 2011	December 15, 2011
March 1, 2012	March 15, 2012
June 1, 2012	June 15, 2012
August 31, 2012	September 17, 2012
November 30, 2012	December 17, 2012

(1)	The dates indicated are those expected to be applicable under the Plan with respect to future Distributions, if and when declared by the board of trustees. The actual record and payment dates will be determined by the board of trustees.
(2)	The Investment Date relating to Distributions is also the pricing date with respect to common shares acquired directly from us with such Distributions. See Questions 10 and 12.

New York Stock Exchange Holidays

	2011	2012
New Year’s Day	December 31, 2010	January 2, 2012
Martin Luther King, Jr. Day	January 17, 2011	January 16, 2012
President’s Day/Washington’s Birthday	February 21, 2011	February 20, 2012
Good Friday	April 22, 2011	April 6, 2012
Memorial Day	May 30, 2011	May 28, 2012
Independence Day	July 4, 2011	July 4, 2012
Labor Day	September 5, 2011	September 3, 2012
Thanksgiving Day	November 24, 2011	November 22, 2012
Christmas Day	December 26, 2011	December 25, 2012

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